Exhibit 99.1
Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
Lincoln Electric Announces the Acquisition of Nanjing Kuang Tai Welding Material Co., Ltd.
     CLEVELAND, Ohio, U.S.A., July 20, 2007 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired Nanjing Kuang Tai Welding Material Co., Ltd., a manufacturer of stick electrode products based in Nanjing, China. Lincoln previously owned 35% of Nanjing indirectly through its investment in Kuang Tai Metal Industrial Co. Ltd., the seller in the transaction. Nanjing’s annual sales are approximately 10 million USD. The Company does not expect the acquisition to have a material impact on earnings in the first year.
     “We are pleased to add the Nanjing product line and strong personnel team to Lincoln ´s product offering and distribution network in China,” said John M. Stropki, Chairman and Chief Executive Officer. “This acquisition complements Lincoln’s existing portfolio of stick electrode products manufactured in Lincoln Electric Inner Mongolia.”
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 35 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.